Exhibit 10.22

August 15, 2014

Michael Houston, Ph.D.
22626 NE Inglewood Hill Road
Sammamish, WA 98074

RE:	Amendment to Employment Offer Letter Agreement

Dear Mike:

Reference is made in this letter (this “Letter”) to the employment offer letter agreement entered into by you and PhaseRx Inc., a Delaware corporation (the “Company”), dated as of December 17, 2013 (the “Agreement”).

By signing below, you and the Company each acknowledge and agree that the Agreement shall be amended by adding the following provisions. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.

1.	If the Company terminates your employment without Cause or if you terminate your employment for Good Reason, the Company will pay you all earned but unpaid Base Salary (defined below), accrued but unused vacation benefits, and any annual bonus earned in the prior calendar year that remains unpaid at the time of termination, plus severance pay equal to six months of your Base Salary at the time of termination (“Base Salary”), less standard deductions and withholdings. The parties acknowledge that your base salary as of the date of this Letter is $200,000.00 per year, payable semi-monthly in installments of $8,333.33, less payroll deductions and required withholdings. The severance pay described in this paragraph is expressly contingent upon your signing (and not revoking) a full release in a form acceptable to the Company within 30 days of your termination (the “Release Deadline”) and is further contingent upon your full and continued compliance with the terms of your At-Will Agreement (as defined below). Severance payments shall begin once your release is effective and shall be paid to you in equal semi-monthly installments during the 6-month period immediately following the date on which your employment was terminated without Cause or with Good Reason; provided, however that to the extent your severance payments are determined to be subject to Code Section 409A (as defined in Section 2 below), any such severance payments shall commence on the Release Deadline, subject to Section 2; provided further that, to the extent your severance payments are determined to not be subject to Code Section 409A, the Company shall retain the discretion to pay such severance payments to you in one or more payments on a payment schedule accelerated from the payment schedule set forth above. Each such installment payment shall be treated as a separate payment for purposes of Code Section 409A.

2.	With respect to any payments or benefits hereunder that are subject to Code Section 409A and any official guidance and regulations issued thereunder (together “Code Section 409A”) and that are payable on account of your termination of employment, such payments shall only be made if such termination of employment constitutes a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement will be paid in no event later than the end of the calendar year following the calendar year in which you incur such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (a) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (b) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

The Company makes no representations or warranties to you with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from you or any other individual to the Company or any of its affiliates. By executing this Letter, you shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A and any ambiguous terms and any ambiguities herein will be interpreted to so comply or be exempt from Code Section 409A. In addition, if you are a “specified employee,” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six (6) month period immediately following your “separation from service” for reasons other than your death shall not be paid to Executive during such period, but shall instead be accumulated and paid to you in a lump sum on the first business day after the earlier of the date that is six (6) months following your separation from service.

3.	For purposes of the Agreement, “Cause” shall mean: (a) an act of dishonesty, or willful misconduct made by you in connection with your responsibilities under the Agreement that results in material harm to the Company, (b) your conviction of, or plea of nolo contendere to, a felony, (c) any material violation of your material obligations under the Agreement or your At-Will Employee Agreement with the Company (the “At-Will Agreement”); or (d) your continued failure to satisfactorily perform your employment duties after you have received a written demand for performance improvement from the Company that specifically sets forth the factual basis for the Company’s belief that you have failed to satisfactorily perform your duties.

4.	For purposes of the Agreement, a “Change of Control” means either (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (b) a sale of all or substantially all of the assets of the Company.

5.	For purposes of the Agreement, “Good Reason” shall mean the occurrence of one or more of the following events effected without your prior written consent: (a) the assignment to you of any duties or the reduction of your duties, either of which results in a material diminution in your position with the Company; provided that, it being understood that the continuance of your duties at the same level of responsibility as in effect immediately prior to a Change of Control at the subsidiary or divisional level following a Change of Control, rather than at the parent, combined or surviving company level following such Change of Control shall not be deemed Good Reason within the meaning of this clause (a); (b) a material reduction by the Company in your Base Salary; (c) a material change in the geographic location at which you must perform services (for purposes of the Agreement, your relocation to a facility or a location less than 30 miles from your then-present location shall not be considered a material change in geographic location); or (d) any material breach by the Company of any material provision of the Agreement.

6.	Nothing in this Letter shall alter or amend your “at will” employment at the Company, and either you or the Company is free to terminate your employment relationship at any time with or without advance notice.

7.	Once signed by you, the Agreement, as amended by this Letter, any equity agreements between you and the Company, the Indemnification Agreement between you and the Company dated February 11, 2014, the At-Will Agreement, and documents related to your participation in the Company’s Management Retention Plan will constitute the complete agreement between you and the Company regarding your employment, and will supersede all prior written or oral agreements or understandings related to your employment. In the event of a conflict between the terms and provisions of the Agreement, as amended by this Letter, and the At-Will Agreement, the terms and provisions of the At-Will Agreement will control.

[Signature page follows.]

This letter is effective as of the later date signed below.

PHASERX INC.

By:	/s/ Robert Overell

Name:	Robert Overell

Title:	President & Chief Executive Office

Date:	August 15, 2014

MICHAEL HOUSTON

/s/ Michael Houston

Date: August 15, 2014

[Signature Page to Amendment to Employment Offer Letter Agreement]

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